APPENDIX B

CUSTODY AGREEMENT
Updated: March 15, 2016

The following open-end registered management companies ("Funds") are hereby made parties to the Custody Agreement amended December 10, 2014, with UMB Bank, n.a. ("Custodian") and Leeward Investment Trust (formerly known as the Vertical Capital Investors Trust), and agree to be bound by all the terms and conditions contained in said Agreement:

Oakhurst Defined Risk Fund

LEEWARD INVESTMENT TRUST
Attest:	By:
Name: Theo H. Pitt, Jr.
Title: Chairman
Date:

UMB BANK, N.A.
Attest:	By:
Name: Peter Bergman
Title: Vice-President
Date:

THE NOTTINGHAM COMPANY Solely In Its Role As Payor Per Section 11
Attest:	By:
Name: Katherine H. Honey
Title: Vice-President
Date: